Exhibit 10.2

NON-EMPLOYEE PRESIDENT & CHIEF STRATEGY OFFICER

ENGAGEMENT AGREEMENT

This Non-Employee President Agreement (this “Agreement”) is entered into as of the 1st day of January, 2025 (the “Agreement Date”), by and between Healthcare Integrated Technologies, Inc., a Nevada corporation (the “Company”), and All Things New Ventures, LLC (“Management Company”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Dustin Hillis, Manager of Management Company to serve the Company under the terms of this Agreement, for a term of three (3) years (the “Initial Term”). On the three (3) year anniversary of the Commencement Date and each successive one-year anniversary thereafter, the term of this Agreement shall automatically be extended for an additional period of one (1) year; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to any such anniversary date. The Initial Term and any renewal periods thereafter, until the termination of Executive’s services hereunder, shall be the “Services Period.”

2. Non-employee President and Chief Strategy Officer. Management Company agrees to designate Dustin Hillis as President and Chief Strategy Officer of the Company on the terms and conditions set forth in this Agreement. During the Services Period, Management Company shall report directly to the Chief Executive Officer, and exercise such authority, perform such executive duties and functions and discharge such executive responsibilities as are reasonably associated with Management Company’s position, consistent with the responsibilities assigned to officers of companies comparable to the Company, commensurate with the authority vested in Management Company pursuant to this Agreement and consistent with the Articles of Incorporation and By-laws of the Company. Without limiting the generality of the foregoing, Management Company shall undertake his duties in a manner consistent with the best interests of the Company and shall perform his duties to the best of his ability and in a diligent and proper manner. Management Company shall perform all duties, services and responsibilities in accordance with the guidelines, policies and procedures established by the Board of Directors (the “Board”) from time to time. Management Company further agrees to devote his time, attention, full skill and best efforts to the interests and business of the Company.. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Management Company from devoting time to serve on corporate boards (subject to Board approval), passive personal investments, other business affairs (including, without limitation, in respect to Management Company’s existing consulting business), educational and charitable interests, provided that none of such activities, individually or in the aggregate, interferes with the performance of his duties and responsibilities hereunder or conflicts or competes with the interests of the Company. Management Company individually shall not be deemed to be an employee or agents of the Company for any purpose whatsoever, it being understood and agreed by Management Company and the Company that Management Company shall be an independent contractor of the Company.

3. Compensation.

(a) Base Fee. The Company shall pay to Management Company, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $100,000.00 per annum during the Services Period. Management Company’s base salary is payable in arrears in accordance with the normal payroll practices of the Company for its executive officers. Management Company’s base salary shall be subject to review each calendar year by the Board in its sole discretion, provided that in no event may the base salary be reduced from the level previously in effect.

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(b) Discretionary Bonus. The Management Company may be awarded a bonus from time to time and in such amounts as may be determined by the Board of Directors of the Company in their sole discretion.

(c) Equity Incentives. In addition to base salary, Management Company shall be entitled to the following equity incentive awards:

(i) Long-Term Incentives. The Board or Committee may grant to Management Company other long-term incentive awards, in the form of equity awards or cash incentives or otherwise, from time to time and in the discretion of the Board or Committee.

(d) Revenue Commissions. Management Company shall be paid a 5.0% commission on the gross amount of any and all Company revenue – initial sales and subsequent recurring sales – including, without limitation, with respect to software licensing fees, support services, and maintenance fees (collectively, “Commissions”). No Commissions will be considered earned by the Company until the amount is collected from the customer. All Commissions shall be payable by the Company to Management Company within thirty (30) days of the Company’s receipt of the applicable payment from the customer. The Company shall: (i) maintain true and correct books and records regarding all such customer payments and its calculation of the Commissions payable to Management Company hereunder; (ii) deliver to Management Company a monthly report detailing the Commission amounts earned by and payable to Management Company, together with all other relevant information regarding the customer payments relating to such Commissions; and (iii) at the request of Management Company from time to time, provide Management Company with access to the Company’s books and records to permit Management Company or his designee(s) to audit the Company’s determinations regarding the calculation and payment of Commissions hereunder.

(e) NoBenefits. During the Services Period, Management Company shall be entitled to participate in the employee benefit plans, programs and arrangements of the Company.

(f) Expenses. In addition to any amounts payable to Management Company pursuant to this Section 3, the Company shall reimburse Management Company, upon production of accounts and vouchers or other reasonable evidence of payment by Management Company, all in accordance with the Company’s regular procedures in effect from time to time, all reasonable and ordinary expenses as shall have been incurred by him in the performance of his duties hereunder or other expenses agreed upon in writing by the Company and Management Company.

4. Termination.

(a) Termination by the Company for Cause. The Company may terminate Management Company’s services hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Management Company’s commission of (A) any material violation of law, (B) any breach of fiduciary duty or act of gross negligence or malfeasance, (C) any act of fraud, or (D) any determination that the Management Company is subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualifying Event”), except for a Disqualifying Event covered by Rule 506(d)(2) or (d)(3);

(ii) Management Company’s commission of any other act of moral turpitude injurious to the Company, which the Board in its sole discretion determines has or may be reasonably expected to have a detrimental impact on the Company’s business or operations or would prevent Management Company from effectively performing his duties under this Agreement;

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(iii) a material breach by Management Company of any obligations or covenants contained in this Agreement as determined by the Board in its sole discretion, provided that the Company has given Management Company written notice of the existence of such material breach and at least ten (10) business days to cure such material breach (provided, further, that if Management Company is making diligent efforts to cure such material breach and cannot reasonably do so within such ten (10) business day period, such period shall be extended to provide Management Company the opportunity to so cure such material breach (such extension not to exceed twenty (20) business days)), and Management Company has failed to so cure such material breach; and

(iv) a material failure by Management Company to discharge his duties, responsibilities and obligations under this Agreement, or a failure to follow the directives of the Board, as determined by the Board in its sole discretion, provided that the Company has given Management Company written notice of the existence of such material failure and at least ten (10) business days to cure such material failure (provided, further, that if Management Company is making diligent efforts to cure such material failure and cannot reasonably do so within such ten (10) business day period, such period shall be extended to provide Management Company the opportunity to so cure such material failure (such extension not to exceed twenty (20) business days)), and Management Company has failed to so cure such material failure.

(b) Termination Upon Death or Disability. The Services Period shall be terminated upon the death or Disability (as defined below) of Management Company. “Disability” shall mean that as a result of physical or mental illness, injury, infirmity or other incapacity as determined by a physician selected by the Board, Management Company is not able to substantially perform his duties and responsibilities to the Company for a period of one hundred twenty (120) consecutive days or an aggregate period of more than one hundred and eighty (180) days in any 12-month period.

(c) Termination by the Management Company without Good Reason. The Management Company may terminate this Agreement for any reason upon sixty (60) days prior written notice to the Company.

(d) Termination by the Execution with Good Reason. The Management Company may termination this Agreement immediately upon written notice to the Company with Good Reason. For purposes hereof, “Good Reason” shall mean a voluntary termination by Management Company of this Agreement if (a) any of the following events occur without Management Company’s express prior written consent; (b) within thirty (30) days after Management Company learns of the occurrence of such event, Management Company gives written notice to the Company describing such event and demanding cure; and (c) such event is not fully cured within ten (10) business days after such notice is given: (i) a reduction in Management Company’s compensation, (ii) a material breach by the Company (or any principal or affiliate of the Company) of any term(s) of this Agreement, (iii) an adverse change in Management Company’s title, status, authority, duties or responsibilities, or (iv) a relocation of Management Company’s work location

(e) Termination Date. If Management Company is terminated by the Company for Cause, or Management Company voluntarily terminates this Agreement for Good Reason or dies or suffers a Disability, any such termination shall become effective immediately upon written notice thereof (or, in the case of Management Company’s death, on the date of such death). If Management Company is terminated by the Company without Cause or Management Company voluntarily terminates without Good Reason, the termination of this Agreement shall be effective upon the conclusion of the applicable notice period. The date on which the termination of this Agreement becomes effective shall be hereinafter referred to as the “Termination Date.” For the avoidance of doubt, if this Agreement expires without renewal or extension at the conclusion of the Initial Term or any subsequent renewal term, such expiration date shall be deemed the Termination Date.

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5. Consequences of Termination.

(a) For Cause, Death, Disability or Non-Renewal; By Management Company without Reason. In the event of termination of Management Company’s services at any time during the Services Period (i) by the Company for Cause pursuant to Section 4(a), (ii) by Management Company without Good Reason pursuant to Section 4(c), (iii) by either party as a result of a non-renewal in accordance with Section 1 hereof, or (iv) as a result of death or Disability pursuant to Section 4(b), Management Company shall be entitled only to receive base salary accrued but not paid through the date of termination and, in the case of termination due to death or Disability, a pro rata payment of the annual incentive earned for the year of termination, as specified in Section 5(e), and the Company shall have no further obligations to Management Company.

(b) Other Termination. In the event of a termination of this Agreement by the Company without Cause or by Management Company with Good Reason:

The Company shall provide to Management Company base salary accrued but not paid through the date of termination plus, as severance, base salary for one year, payable over time in accordance with the Company’s normal payroll practices, provided that, in the event such termination occurs after the end of the Initial Term, Management Company shall be entitled only to receive base salary accrued but not paid through the date of termination; and

(i) The Company will pay to Management Company all Commissions: (a) all Commissions earned by Management Company but not paid by the Company prior to the Termination Date; and (b) in respect of the customers of the Company as of the Termination Date, all Commissions that would have been earned by Management Company on or before the one-year anniversary of the Termination Date if this Agreement had not been so terminated (the Commissions described in the foregoing clauses (a) and (b) being hereinafter referred to as the “Post-Termination Commissions”). All such Post-Termination Commissions shall be paid in the amounts and at the times such Post-Termination Commissions would otherwise have been paid to Management Company if this Agreement had not been so terminated.

(ii) The Company will pay Management Company a pro rata portion of any discretionary bonus referenced in Section 3(b) that would otherwise have been payable to Management Company for the applicable period(s) if this Agreement had not been so terminated, with the amount and timing for payment of any such discretionary bonus being determined by reference to the discretionary bonuses (if any) paid or payable to other similarly-situated Management Companys of the Company for the applicable period(s).

(iii) The Company shall pay to Management Company a pro rata payment of the annual incentive earned for the year of termination, as specified in Section 5(e); and

(iv) The provisions of Section 5(b)(i) notwithstanding, if the aggregate value of those installment payments of severance under Section 5(b)(i) that do not constitute “short-term deferrals” under Treasury Regulation § 1.409A-1(b)(4) exceeds the maximum amount that would be excluded from being a deferral of compensation by operation of the “two-year/two-times” exclusion under Treasury Regulation § 1.409A-1(b)(9)(iii), such excess amount shall be payable in installments during the applicable short-term deferral period following Management Company’s termination of this Agreement.

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(c) Change in Control. If at any time during the Services Period, Management Company’s services to the Company is terminated by the Company not for Cause within two (2) years after the Change in Control (as hereinafter defined) or in the ninety (90) days prior to the Change in Control upon the request of the acquiror, the Company shall pay to Management Company an amount equal to 2.99 multiplied by Management Company’s annualized salary that Management Company is then earning, payable in a lump-sum payment at the applicable time specified in Section 5(d) but not earlier than the closing of the Change in Control. For purposes hereof, a “Change in Control” means the acquisition by any Person (as defined below) of beneficial ownership of securities of the Company representing greater than 50% of the combined voting power of the Company’s then outstanding voting securities. Person means any individual or entity (or group(s) thereof acting together), which such individual or entity (or group thereof) is not a beneficial owner of any of the Company’s securities as of the date of this Agreement. In addition, in the case of such a termination the Company shall pay to Management Company the annual incentive earned for the year of termination (without pro ration), as specified in Section 5(e), and the payments specified in Sections 5(b)(ii) and 5(b)(iii).

(d) Obligation to Execute Release. The Company’s obligation to make the payments provided for in Section 5(b) or 5(c) (the “Termination Payments”) shall be subject to Management Company’s execution of a release in favor of the Company, in form and substance acceptable to the Company, which release is not revoked by Management Company by the end of any applicable revocation period and is thereafter non-revocable. The Company will supply to Management Company a form of the release (which shall include the Management Company’s obligations under Section 7) not later than the date of Management Company’s termination, which must be returned within the time period required by law and must not be revoked by Management Company within the applicable time period (if any) such that the release becomes legally effective. If no time period for execution or revocation applies under applicable law, the release must be executed and returned to the Company within fifteen (15) days. If any amount payable during a fixed period following Management Company’s termination is subject to the requirement or condition that Management Company has executed and not revoked such release (including any case in which such fixed period would begin in one year and end in the next), the Company, in determining the time of payment of any such amount, will not be influenced by Management Company or the timing of any action of Management Company, including Management Company’s execution of such a release and expiration of any revocation period. In particular, the Company retains discretion to deposit any payment hereunder in escrow at any time during such fixed period, so that such deposited amount is constructively received and taxable income to Management Company upon deposit (it may be constructively received even in the absence of such deposit) but with distribution from such escrow remaining subject to Management Company’s execution and non-revocation of such release.

(e) Annual Incentive Payable In Connection with Termination. If upon termination of this Agreement, Management Company becomes entitled to be paid the annual incentive (or a pro rata portion thereof) for the year of termination under Section 5(a), 5(b) or 5(c), the following terms shall apply:

(i) The annual incentive will be based on the actual performance achieved in the full fiscal year in which the termination occurred, without any exercise of negative discretion by the Board or any committee thereof;

(ii) The pro rata portion (if applicable) shall be determined by dividing the number of days from the beginning of the fiscal year to the Termination Date by 365;

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(iii) The annual incentive shall be payable not later than the time the annual incentive would have been paid in the absence of termination of this Agreement.

(f) Withholding of Taxes. No payments required to be made by the Company to Management Company under this Agreement shall be subject to withholdings or deductions unless expressly required pursuant to any applicable law or regulation.

(g) No Other Obligations. Except for the obligations of the Company provided by this Agreement and by operation of applicable law, the Company shall have no further obligations to Management Company upon termination of this Agreement.

6. Director and Officer Insurance. The Company shall, at its own expense, always maintain a minimum of $1,000,000 (One Million Dollars) Directors and Officers insurance.

7. Key Man Insurance. Company shall have the right to secure, it its own name or otherwise, and at its own expense, life, disability, accident or other insurance covering Executive and Executive shall have no right, title or interest in or to such insurance. Executive shall assist Company in procuring such insurance by submitting to reasonable examinations and signing such applications and other instruments as may be required by the insurance carriers to which applications is made for any such insurance.

8. Indemnity. The Company shall, at its own expense, defend, indemnify and hold harmless the Management Company and Management Company’s employees, consultants or independent contractors who provide services for Company on behalf of Management Company from and against any and all liabilities, claims, actions, losses, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Claims”): (i) relating to or arising out of the Company’s actual or alleged violation of any law, statute, ordinance, order, rule or regulation; (ii) to the extent such Claim is primarily and directly based upon information or direction provided by the Company to Management Company and Management Company’s employees, consultants and independent contractors; provided, however, the foregoing shall not apply to any portion of such Claims to the extent it is found to have resulted primarily and directly from Managment Company’s (A) infringement of any United States patent, foreign letters patent, license, trademark, copyright, trade secret or any other proprietary right other than as may be directed or induced by the Company for the services provided by Management Company here under; (B) breach of this Agreement or any other agreement; (C) violation of any law, statute, ordinance, order, rule or regulation; or (D) any negligence or intentional misconduct in connection with such performance. This indemnification is not voided by the termination of this agreement.; (iii) relating to or arising out of the Company’s actual or alleged breach of this Agreement; or (iv) relating to or arising in connection with Management Company’s performance of the services described herein. In addition to, and not in lieu of, the foregoing, the Company shall, during the Services Period and thereafter, indemnify Management Company to the fullest extent permitted by law and by its Articles of Incorporation and By-laws and shall assure that Management Company is covered by the Company’s D&O insurance policies, if available, and any other insurance policies that protect employees and contractors as in effect from time to time. Such insurance policies shall be with providers, and provide for coverage in amounts, customary and reasonable within the industry in which the Company operates.

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9. Restrictive Covenants.

(a) Proprietary Information.

(i) Management Company agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company or any Affiliates (as defined in Section 7(f) below) is and shall be the exclusive property of the Company or any Affiliates. Such information and know-how shall include, but not be limited to, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, client lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or vendors, trading positions, sales, profits or other financial or business information, in each case of or relating to the business of the Company or any Affiliates (collectively, “Proprietary Information”). Except in connection with, and on a basis consistent with, the performance of his duties hereunder, Management Company shall not disclose any Proprietary Information to others outside the Company or any Affiliates or use the same for any unauthorized purposes without written approval by the Board, either during or at any time after the Services Period.

(ii) Management Company agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, customer lists, customer solicitations or other written, photographic, or other tangible material containing Proprietary Information, whether created by Management Company or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company or any Affiliates to be used by Management Company only in the performance of his duties for the Company. Management Company agrees to deliver to the Company upon the expiration of the Services Period all such material containing Proprietary Information.

(iii) Management Company agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (i) and (ii) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or any Affiliates or suppliers to the Company or any Affiliates or other third parties who may have disclosed or entrusted the same to the Company or any Affiliates or to Management Company in the course of the Company’s business.

(iv) Notwithstanding the foregoing, Proprietary Information shall not include information which (A) is or becomes generally available or known to the public, other than as a result of any disclosure by Management Company in violation hereof; or (B) is or becomes available to Management Company on a non-confidential basis from any source other than the Company, other than any such source that is known to Management Company to be prohibited by a legal, contractual, or fiduciary obligation to the Company from disclosing such information.

(v) In the event that Management Company is requested pursuant to, or becomes compelled by, any applicable law, regulation, or legal process to disclose any Proprietary Information, Management Company shall provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole and absolute discretion, waive compliance with the terms hereof. In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms hereof, Management Company shall furnish only that portion of such Proprietary Information which Management Company is advised by counsel in writing is legally required. Management Company will cooperate with the Company, at the Company’s sole cost and expense, in its efforts to obtain reliable assurance that confidential treatment will be accorded such Proprietary Information.

(b) Developments.

(i) Management Company shall make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by Management Company or under his direction or jointly with others during the Services Period, whether or not during normal working hours or on the premises of the Company or any Affiliates (collectively, “Developments”).

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(ii) Management Company agrees to assign and does hereby assign to the Company (or any entity designated by the Company) all of his right, title and interest in and to all Developments and all related patents, patent applications, copyrights, copyright applications, trademark and trademark applications and other intellectual property of any kind or nature. Management Company also hereby waives all claims to moral rights in any Developments.

(iii) Management Company agrees to cooperate fully with the Company or any Affiliates, both during and after the Services Period, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Management Company shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company or any Affiliates may deem necessary or desirable in order to protect their rights and interests in any Development.

(c) Other Agreements. Management Company represents that his performance of all the terms of this Agreement and as an contractor of the Company does not and will not breach any agreement (i) to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his services to the Company, (ii) to refrain from competing, directly or indirectly, with the business of his previous employer or any other party, and (iii) to refrain from soliciting the employment of any employees of any previous employer or any other party.

(d) Non-Competition and Non-Solicitation. During any period of Management Company’s services hereunder and for a period of one (1) year thereafter, Management Company shall not engage (whether as an employee, consultant, director, agent or independent contractor) in any Business Activities on behalf of himself or any person, firm or entity, and Management Company shall not acquire any financial interest (except for equity interests in publicly-held companies that will not be significant and that, in any event, will not exceed one percent (1%) of the outstanding equity of such company) in any entity which engages in Business Activities in the geographic area of the United States. During the period that the above noncompetition restriction applies, Management Company shall not, without the written consent of the Company: (i) solicit any employee of the Company or any Affiliates to terminate his employment, or (ii) solicit any customers, partners, resellers, vendors or suppliers of the Company on behalf of any individual or entity other than the Company or its Affiliates. As used herein, the term “Business Activities” shall mean any and all business activities of the Company and any Affiliates as presently conducted and/or conducted for the past two (2) years.

(e) Enforcement. The Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Section 7.

(f) Affiliates. For purposes of this Agreement, Affiliates shall mean any individuals or entities that directly or indirectly, through one or more intermediaries, controls, are controlled by or are under common control with the Company. For purposes of this definition, “control” means the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

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10. Provisions Relating to Possible Excise Tax.

(a) Cut-Back to Maximize Retained After-Tax Amounts. The Company will reduce any payment relating to a Change in Control (with a “payment” including, without limitation, the vesting of an option or other non-cash benefit or property) pursuant to any plan, agreement or arrangement of the Company (together, “Severance Payments”) to the Reduced Amount (as defined below) if but only if reducing the Severance Payment would provide to Management Company a greater net after-tax amount of Severance Payments than would be the case if no such reduction took place. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of the Severance Payments without causing any Severance Payment to be subject to the excise tax under Section 4999 (and related Section 280G) of the Code, determined in accordance with Section 280G(d)(4) of the Code. Any reduction in Severance Payments shall be implemented in accordance with Section 8(b).

(b) Implementation Rules. Any reduction in payments under Section 8(a) shall apply to cash payments and/or vesting of equity awards so as to minimize the amount of compensation that is reduced (i.e., it applies to payments or vesting that to the greatest extent represent parachute payments), with the amount of compensation based on vesting to be measured (to be minimally reduced, for purposes of this provision) by the intrinsic value of the equity award at the date of such vesting. Management Company will be advised of the determination as to which compensation will be reduced and the reasons therefor, and Management Company and his advisors will be entitled to present information that may be relevant to this determination. No reduction shall be applied to an amount that constitutes a deferral of compensation under Code Section 409A except for amounts that have become payable at the time of the reduction and as to which the reduction will not result in a non-reduction in a corresponding amount that is a deferral of compensation under Code Section 409A that is not currently payable. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i) The Severance Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company and reasonably acceptable to a majority of the employees who have Change in Control Agreements, the Severance Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax.

(ii) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining reductions in compensation under Section 8(b), if any, Management Company will be deemed (A) to pay federal income taxes at the applicable rates of federal income taxation for the calendar year in which the compensation would be payable; and (B) to pay any applicable state and local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable, taking into account any effect on federal income taxes from payment of state and local income taxes. Compensation will be adjusted not later than the applicable deadline under Code Section 409A to provide for accurate payments under the cut-back provision of Section 8(b), but after any such deadline no further adjustment will be made if it would result in a tax penalty under Section 409A.

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(c) Internal Revenue Service Proceedings. The Company shall have the right to control all proceedings with the Internal Revenue Service (or relating thereto) that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company’s control over any such proceedings shall be limited to issues with respect to which compensation may be reduced hereunder, and Management Company will be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Management Company agrees to cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax.

11. Section 409A Compliance Rules.

(a) In General. This Section 9 serves to ensure compliance with applicable requirements of Section 409A. Certain provisions of this Section 9 modify other provisions of this Agreement. If the terms of this Section 9 conflict with other terms of the Agreement, the terms of this Section 9 shall control.

(b) Timing of Certain Payments. Unless an amount is payable under a plan, program or arrangement on explicit terms providing for a delay in payment after Termination, which terms comply with Section 409A, amounts earned or accrued as of the Date of Termination shall be payable at the date the amounts otherwise would have been payable under the respective plans, programs and arrangements but in no event more than sixty (60) days after Management Company’s Termination. Any payment or benefit required under this Agreement to be paid in a lump sum or otherwise to be paid promptly at or following a date or event shall be paid no later than fifteen (15) days after the due date, subject to Section 9(d) below. In the case of any payment under the Agreement payable during a specified period of time following a Termination or other event, if such permitted payment period begins in one calendar year and ends in a subsequent calendar year, Management Company shall have no right to elect in which year the payment will be made, and the Company’s determination of when to make the payment shall not be influenced in any way by Management Company.

(c) Separate Payments. Each installment payment payable under Section 5(b)(i), and each portion of an installment payment that would be payable under Section 5(b)(iii) (together, the “Separate 5(b) Payments”), and the payment payable under Section 5(c) in excess of the payments under Section 5(b) (the “Separate 5(c) Payment”) (or in each the present value thereof, if such present valuing is required to comply with Section 409A) shall be deemed a separate payment for all purposes, including for purposes of Section 409A. Each other amount payable under this Agreement shall be deemed a separate payment for all purposes, including for purposes of Section 409A.

(d) Special Rules for Severance Payments. In the case of severance payments payable under Section 5(b)(i) and 5(c) (the “Severance Payments”):

(i) In the case of Separate 5(b) Payments, those payments that do not qualify as short term deferrals under Treasury Regulation § 1.409A-1(b)(4) shall be exempted, to the maximum extent of the “two-year/two-times” exclusion under Treasury Regulation § 1.409A-1(b)(9)(iii), first as to those such Separate 5(b) Payments payable within six (6) months of Termination and then as to the latest of those such Separate 5(b) Payments payable in reverse order of payment.

(ii) If either (A) the Change in Control does not involve a transaction that constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(5) (a “409A Change in Control”), or (B) Management Company’s Termination triggering payments hereunder did not occur within the two-year period following a 409A Change in Control, any portion of the Severance Payments that constitute a deferral of compensation under Code Section 409A and which correspond to the Separate 5(b) Payments shall be payable at the time specified for such payments under Section 5(b) rather than under Section 5(c), subject to subsection (iii) below.

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(iii) As to any payment under this Agreement (including any portion of the Severance Payments) that constitutes a deferral of compensation under Code Section 409A, the term Termination shall mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). If any of such payments is payable within six (6) months after Management Company’s Termination and, at the time of Termination, Management Company was a “specified employee” as defined in Treasury Regulation § 1.409A-1(i), such payment shall instead be paid at the date that is six (6) months after Management Company’s Termination (or earlier at the date fifteen (15) days after the death of Management Company).

(e) Other Provisions.

(i) Non-transferability. No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Management Company’s creditors or of any of Management Company’s beneficiaries.

(ii) No Acceleration. The timing of payments and benefits under the Agreement may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Section 409A without Management Company incurring a tax penalty.

(iii) Intention to Comply with Code Section 409A; Modifications. To the fullest extent possible, payments and benefits provided under this Agreement are intended to be exempt or excluded from the definition of “deferred compensation” under Section 409A in accordance with one or more exemptions or exclusions available under Section 409A. If and to the extent that any such payment or benefit is, or becomes subject to, Section 409A due to a failure to qualify for such an exemption or exclusion, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such payment or benefit so as to avoid the imposition of any taxes and/or penalties due to a violation of Section 409A. To the extent possible, this Agreement shall be interpreted and administered in a manner consistent with the foregoing statement of intent. This Agreement may be modified in order to comply with Section 409A or exemptions or exclusions under Section 409A; any such modification shall be made in good faith and to the extent reasonably practical shall maintain the economic and other benefits provided to Management Company and the Company under this Agreement without failing to comply with Section 409A.

(iv) Company Not Liable for Non-Compliance with Section 409A. In no event whatsoever (including without limitation as a result of this Section 9) shall the Company be liable for any taxes, penalties or interest that may be imposed on Management Company pursuant to Code Section 409A or under any similar provision of state tax law, including by not limited to damages for failing to comply with Section 409A and/or any similar provision of state tax law.

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12. Notices. Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party’s address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (a) certified mail, return receipt requested, with first class postage prepaid, (b) hand delivery, or (c) reputable overnight courier. Any notice or other communication will be deemed to have been duly given (i) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (ii) on the date of service if served personally or (iii) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed:

If to the Company:	Healthcare Integrated Technologies, Inc. 311 S. Weisgarber Road
Knoxville, TN 37919

If to Management Company:	All Things New Ventures, LLC

13. Non-Assignment; Successors. Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party, provided that, the Company may assign its rights hereunder to any affiliate or successor entity. This Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the parties hereto. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any such successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

14. Entire Agreement. This Agreement constitutes the entire agreement by the Company and Management Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Management Company and the Company with respect to the subject matter hereof, whether written or oral, including, without limitation, that certain Non-Employee Chief Strategy Officer Engagement Agreement dated as of June 15, 2024.

15. Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only by the written consent of all parties hereto. Any agreement on the part of a party to any extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any such waiver or extension shall not operate as waiver or extension of any other subsequent condition or obligation.

16. Unenforceability, Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

17. Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

18. Mitigation. Management Company will not be required to mitigate the amount of payments provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payments provided for under this Agreement be reduced by any compensation earned by Management Company as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Management Company to the Company, or otherwise.

19. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of Tennessee applicable to contracts made and to be performed wholly therein without giving effect to principles of conflicts or choice of laws thereof.

20. Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in Knox County, Tennessee in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in Knox County, Tennessee. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

All Things New Ventures, LLC

/s/ Dustin Hillis
Dustin Hillis

Healthcare Integrated Technologies, Inc.

/s/ Scott M. Boruff
By:	Scott M. Boruff
Its:	Chairman & CEO

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